Exhibit 99.1

May 30, 2017

Dear fellow shareholder,

I am pleased to inform you of the recent decision made by our board of directors to declare a quarterly dividend of $0.06 per share of outstanding common stock of Business First Bancshares, Inc. The board made this decision after reviewing, among other things, our financial performance for the quarter ended March 31, 2017, together with our historical financial performance and trends. I’m especially pleased to note the declared amount is a 20% increase over dividends paid in the prior quarter, a reflection of our board’s confidence in your institution’s performance. The dividend is payable on May 31, 2017, to shareholders of record at the close of business on May 15, 2017. It is our fifth consecutive quarterly dividend and our fortieth consecutive quarter of profitability.

Quarterly Highlights

The first quarter of 2017 brought encouraging growth on both sides of our balance sheet. A few highlights from the quarter are included below, and you will also be able to find more detailed financial data on our Quarterly Report on Form 10-Q which is on file with the Securities and Exchange Commission (SEC) and posted on our website at the following link: www.b1bank.com/about-b1bank/shareholder-information/

Quarterly Highlights (unaudited, dollars in thousands except per share data)

	As of and for the three months ended
	March 31, 2017	December 31, 2016	March 31, 2016

Total Assets	$1,158,261	$1,105,841	$1,156,201
Loans	$854,018	$811,131	$789,379
Deposits	$963,262	$932,795	$978,308

Book Value per share	$16.76	$16.42	$16.34

Net Income	$1,976	$1,486	$1,404
Earnings per share - basic	$0.29	$0.21	$0.20

As the above table illustrates, for the quarter ended March 31, 2017, loans increased 5.29% and deposits grew 3.27% compared to the linked quarter ended December 31, 2016. Deposits were relatively flat year-over-year (down approximately 1.5%) as we shifted the composition of the portfolio, and loans grew approximately 8.2% year-over-year. This means we were fortunate enough to experience net loan growth in the first quarter out-pacing our growth for all of 2016. Not a bad way to start the year!

The bottom line showed comparable improvement, as both net income and earnings per share for the quarter ended March 31, 2017, were up when compared to the same period in 2016, earnings by 40.7% and earnings per share by 45.0%. Increased earnings in the current year quarter compared to the prior year period were driven by growth in our loan portfolio relative to overall assets (a movement from approximately 68.3% to 73.7% of assets) and the recognition of non-recurring income associated with recovery of a credit mark taken during the acquisition consummated in 2015.

Next Steps

We believe one of the benefits of our business model is our relative geographic diversity. Many $1.1 billion asset banks operate in a single market or two, versus our now eight markets. While this means extra investment in infrastructure and people, it ideally also means we are able to take advantage of being in different markets as their various fortunes rise and fall for reasons exogenous to our own actions. While this is obviously an advantage from a credit perspective (some of our markets are more oil and gas dependent than others, for example), it has also proven an advantage from a production perspective. What we’ve found over time is that at any particular moment, two of our markets usually seem to be hotter than the others, two seem to be slower, and the middle group seems stable relative to the rest of the state. This work would be easier if we could just stay in the two hot ones and forget the rest… the only problem with that is they seem to keep changing!

I intentionally highlight the importance of geographic diversity to our model as a prelude to letting you know that we are in the process of taking this focus on diversification a further step, across state lines into Texas. We have for a number of years banked selectively in the area between Shreveport and Dallas out of our NWLA office, and towards Houston from our Lake Charles office, primarily following our clients as they grew west, but we are now in the process of hiring our first banker to operate full-time in Texas and applying for permission to begin conducting business at a location specifically in the Dallas area.

We of course remain committed to Louisiana’s business community but also feel our model is one that can thrive in other areas across our region, and not just our state. Our intent is to be the region’s leading business-focused community bank, and we believe presence in a contiguous market is the next logical step along that journey.

Thank you for the taking the time to read this update. Please feel free to contact us if we can be of service. We’d love to do more business with you and those you would be comfortable referring us to if you’re willing to give us that chance. We have a particular need to continue collecting deposit accounts to fund our loan growth.

As always, thank you for your support and your investment,

Jude Melville

President and Chief Executive Officer

Note: Please note that if you are a former shareholder of American Gateway Financial Corporation (“AGFC”) who has not yet returned your original stock certificates formerly representing shares of AGFC in exchange for new certificates representing the shares of Business First Bancshares, Inc. to which you are entitled as a result of the merger, you must complete this exchange before you will receive your dividend payment. To complete this exchange, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, at (877) 248-6417 or (718) 921-8317. If you have any questions, please contact Terre Bidwell at (225) 382-9232. We encourage you to go ahead and exchange your AGFC shares as soon as possible in order to avoid potential costs in exchanging through search agencies, and to avoid eventual escheatment of your shares and dividends to the State government of your residence.

This letter contains forward-looking statements in which Business First Bancshares, Inc. (Business First) discusses its potential future performance. Forward-looking statements are all statements other than statements of historical facts, such as projection or expectations relating to loan and deposit volumes and expansion efforts and results. The words “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions are intended to identify those assertions as forward looking statements.

Business First cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Business First’s actual results to differ materially from those anticipated in the forward-looking statement include the ability to sustain and continue our organic loan and deposit growth, market declines in industries to which we have exposure, changes in interest rates and market prices, changes in the levels of loan prepayments, deteriorating asset quality and higher loan charge-offs, and changes in the availability of funds.

Investors are cautioned that some of the assumptions upon which Business First's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example interest rates, which Business First cannot control. Further, Business First may make changes to its business plans that could affect its results. Business First cautions investors that it undertakes no obligation to update any forward-looking statements.